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[NOVO NETWORKS LOGO]                                          NEWS ANNOUNCEMENT

CONTACT:
Chad E. Coben                                    Stewart Lewack, Joseph Jaffoni
Novo Networks, Inc.                              Jaffoni & Collins Incorporated
214/777-4100 ccoben@novonetworks.net             212/835-8500; novo@jcir.com
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                      NOVO NETWORKS STREAMLINES OPERATIONS
                       THROUGH PLANNED WORKFORCE REDUCTION

      - RETAINS JPMORGAN TO CONDUCT REVIEW AND EXPLORE STRATEGIC OPTIONS -

DALLAS, Texas, March 12, 2001 - Novo Networks (Nasdaq:NVNW), a network and communications services company, announced today that it is streamlining operations in an effort to further reduce costs. In connection with this effort, the Company is downsizing its work force by 70 positions, or approximately 40%. This downsizing will be effected through the elimination of certain positions and normal attrition. Novo Networks will continue to focus on its initiatives to enhance stockholder value and has engaged JPMorgan to assist in evaluating strategic alternatives to meet this objective.

Jeffrey A. Marcus, Chairman and Chief Executive Officer of Novo Networks, commented, "Industry-wide, the emerging telecommunications sector has been adversely impacted by the current capital markets environment. We have decided, given the Company's available resources, that it is in the best interest of our stockholders to reduce costs while conducting a strategic review of our existing businesses."

ABOUT NOVO NETWORKS (http://www.novonetworks.net/)
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Novo Networks provides carrier class voice and data transmission services over its facilities based network presently reaching 35 domestic and 4 international cities in North America, Europe, the Middle East and Mexico. Novo Networks also has significant equity stakes in emerging communications companies including PhoneFree.com, ORB, Inc. and Lineabox, among others.

                                     -more-



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NOVO NETWORKS, 3/12/01                                                   page 2


The statements in this press release which are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Such statements involve risks and uncertainties which could cause actual results to differ materially from management's expectations. Such risks and uncertainties include, but are not limited to, the risks of integrating our operating companies and financing and managing our rapid growth, as well as the risks detailed in our filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading "Risk Factors" in our most recent Annual Report on Form 10-K. Novo Networks, Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

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